Red Mountain POS AM

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-186076) of Red Mountain Resources, Inc. (the “Company”) of our report dated September 13, 2013 relating to our audit of the consolidated financial statements of the Company as of and for the fiscal years ended May 31, 2013 and 2012, which report appears in the Annual Report on Form 10-K of the Company for the fiscal year ended May 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Dallas, Texas

February 21, 2014